EXHIBIT 99.1

America's Car-Mart Reports Top Line Growth of 10.5%, Diluted EPS of $.52 Per Share (Including a $.03 Per Share Charge for Early Debt Pay-Off), Now Operating 104 Dealerships; 1.9% of Outstanding Shares Repurchased During Quarter

BENTONVILLE, Ark., Feb. 18, 2011 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for its third fiscal quarter ended January 31, 2011. The Company repurchased 205,884 shares of its common stock during the quarter, representing approximately 1.9% of the outstanding shares. Additionally, the Company announces the opening of its 104th dealership.

Highlights of third quarter operating results:

  Net income of $.52 per diluted share (including a $.03 per diluted share charge for early pay off of debt) vs. $.53 per diluted share for prior year quarter.
  Revenue increase of 10.5% to $92.6 million from $83.8 million with same store revenue growth of 5.3%
  Retail unit sales increase of 5.6% to 8,266 from 7,824 for the prior year quarter
  Provision for credit losses of 21.9% of sales vs. 21.7% for prior year period
  Strong cash flows supporting the significant increase in revenues as well as the $4.8 million increase in Finance Receivables, $1.5 million in capital expenditures, $3.4 million in income tax payments and $5.5 million in common stock re-purchases with only a $3.7 million increase in debt
  Active customer base now almost 50,000
  Debt to equity of 30.2% and debt to finance receivables of 19.5%
  Allowance for credit losses remains unchanged at 22% of Finance Receivables

Highlights of nine month operating results:

  Net income of $1.77 per diluted share (including a $.03 per diluted share charge for early pay off of debt) vs. $1.65 per diluted share for prior year period
  Active customer base increased 5% to almost 50,000 during the nine months ended January 31, 2011
  Revenue increase of 10.3% with same store revenue growth of 6.5%
  Retail unit sales increase of 5.0%
  Provision for credit losses of 21.4% of sales vs. 20.5% for prior year period
  Strong cash flows with Finance Receivables growth of $20.8 million, capital expenditures of $3.7 million, $16.5 million in common stock re-purchases with only a $16.2 million increase in debt

"Our solid top line growth continues and would have been even stronger during the quarter absent the negative effects from the timing of income tax refund money in our markets. Had the timing of refunds been the same as prior years we feel that we would have seen much higher sales volumes during the third quarter. The delay is expected to push out some sales into our fourth quarter. Based on sales levels thus far in February this appears in fact to be the case. Also, efforts to improve our deal structuring may have cost us a few sales during the quarter but the quality of the deals should be better," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart. "As expected, our credit losses have come back down sequentially and are basically flat with the third quarter of last year. Our commitment to helping our customers succeed has always been a cornerstone of our success and this will not change as we move forward. The benefits of working with our customers are showing up in recent credit trends."

"Our new stores are performing very nicely and will provide a solid foundation for future top line growth. We have added 7 locations so far in fiscal 2011 and we have several more in the works that we intend to have in operation by the end of the fiscal year. Just this week we opened our newest dealership in Columbia Tennessee, our 104th location," added Mr. Henderson. "The contributions of these new locations will be an important factor in keeping us on our projected growth targets. We are excited about our future and the tremendous opportunities in front of us to move into new markets and continue to serve existing markets the Car-Mart way."

"Overall, we are pleased with our results and we will continue to focus on lot level productivity in an effort to leverage our cost structure. Our significant infrastructure investments over the last few years will allow us to support higher sales and loan volumes as we grow into the future. As a result of these investments, our cost structure has become more fixed in nature. As Hank indicated, the delay in timing of tax refunds this spring is expected to have the effect of moving some sales from the third quarter out into our fourth quarter. We did experience a negative impact on both our gross margin percentage and expense leveraging as a result of this shift," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "Our balance sheet remains very healthy and our excess availability under the revolving credit facility was $35 million at the end of the quarter. We will continue to focus on cash returns by ensuring that our customers have equity in their vehicles throughout the term of their contracts. We are expecting strong collections in the coming months based on the timing of tax refunds together with benefits from recent operational and software enhancements."

"The company repurchased 205,884 shares, or 1.9%, of its common stock during the third quarter and 1,123,646 shares, or approximately 10% since February, 2010," added Mr. Williams. "Obviously, we believe in the long-term value of our company and we expect to continue to invest in the repurchase program. Our debt to equity ratio of 30.2% and our debt to finance receivables ratio of 19.5% continue to be strong. The ratios are even more impressive when considering the fact that we have repurchased almost $28 million of common stock and added approximately $20 million in finance receivables since February 1, 2010."

Conference Call

Management will be holding a conference call on Friday, February 18, 2011 at 11:00 a.m. Eastern time to discuss third quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID #42570992.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 104 automotive dealerships in eight states and is the largest publicly held automotive retailer in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new store openings;
  same store revenue growth;
  future overall revenue growth;
  the shift of sales to the fourth quarter from the third based on the timing of income tax refunds;
  the Company's collection results;
  repurchases of the Company's common stock;
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its loans effectively, including collecting payments around income tax refund time from its customers;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in lending laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2011	Three Months Ended
	January 31,		vs.	January 31,
	2011	2010	2010	2011	2010
Operating Data:
Retail units sold	8,266	7,824	5.6%
Average number of stores in operation	102.0	96.0	6.3
Average retail units sold per store per month	27.0	27.2	(0.7)
Average retail sales price	$ 9,463	$ 9,267	2.1
Same store revenue growth	5.3%	11.0%
Net charge-offs as a percent of average Finance Receivables	6.1%	5.7%
Collections as a percent of average Finance Receivables	16.4%	16.1%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	81.1%	82.7%
Average down-payment percentage	4.8%	4.3%

Period End Data:
Stores open	103	95	8.4%
Accounts over 30 days past due	4.6%	4.2%
Finance Receivables, gross	$ 281,852	$ 261,569	7.8%

Operating Statement:
Revenues:
Sales	$ 82,775	$ 75,756	9.3%	100.0%	100.0%
Interest income	9,794	8,049	21.7	11.8	10.6
Total	92,569	83,805	10.5	111.8	110.6

Costs and expenses:
Cost of sales	48,154	42,442	13.5	58.2	56.0
Selling, general and administrative	15,863	13,945	13.8	19.2	18.4
Provision for credit losses	18,089	16,460	9.9	21.9	21.7
Interest expense	699	589	18.7	0.8	0.8
Interest expense- early pay-off of term loan	507	--		0.6	--
Interest expense (income)- change in fair value of Interest Rate Swap	(250)	46		(0.3)	0.1
Depreciation and amortization	485	438	10.7	0.6	0.6
Total	83,547	73,920	13.0	100.9	97.6

Income before taxes	9,022	9,885		10.9	13.0

Provision for income taxes	3,334	3,606		4.0	4.8

Net income	$ 5,688	$ 6,279		6.9	8.3

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 5,678	$ 6,269

Earnings per share:
Basic	$ 0.53	$ 0.54
Diluted	$ 0.52	$ 0.53

Weighted average number of shares outstanding:
Basic	10,758,269	11,732,822
Diluted	10,999,375	11,891,168

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Nine Months Ended		2011	Nine Months Ended
	January 31,		vs.	January 31,
	2011	2010	2010	2011	2010
Operating Data:
Retail units sold	25,178	23,971	5.0%
Average number of stores in operation	100.0	96.0	4.2
Average retail units sold per store per month	28.0	27.7	1.1
Average retail sales price	$ 9,303	$ 9,109	2.1
Same store revenue growth	6.5%	10.3%
Net charge-offs as a percent of average Finance Receivables	17.7%	16.1%
Collections as a percent of average Finance Receivables	48.8%	48.9%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	81.7%	83.2%
Average down-payment percentage	6.3%	6.1%

Period End Data:
Stores open	103	95	8.4%
Accounts over 30 days past due	4.6%	4.2%
Finance Receivables, gross	$ 281,852	$ 261,569	7.8%

Operating Statement:
Revenues:
Sales	$ 247,988	$ 228,010	8.8%	100.0%	100.0%
Interest income	27,875	22,111	26.1	11.2	9.7
Total	275,863	250,121	10.3	111.2	109.7

Costs and expenses:
Cost of sales	141,856	127,841	11.0	57.2	56.1
Selling, general and administrative	45,337	41,831	8.4	18.3	18.3
Provision for credit losses	52,994	46,664	13.6	21.4	20.5
Interest expense	2,186	1,838	18.9	0.9	0.8
Interest expense- early pay-off of term loan	507	--		0.2	--
Interest expense- change in fair value of Interest Rate Swap	33	(180)	--	0.0	(0.1)
Depreciation and amortization	1,405	1,243	13.0	0.6	0.5
Total	244,318	219,237	11.4	98.5	96.2

Income before taxes	31,545	30,884		12.7	13.5

Provision for income taxes	11,703	11,265		4.7	4.9

Net income	$ 19,842	$ 19,619		8.0	8.6

Dividends on subsidiary preferred stock	$ (30)	$ (30)

Net income attributable to common shareholders	$ 19,812	$ 19,589

Earnings per share:
Basic	$ 1.81	$ 1.67
Diluted	$ 1.77	$ 1.65

Weighted average number of shares outstanding:
Basic	10,958,074	11,731,674
Diluted	11,184,359	11,848,781

America's Car-Mart, Inc.
Consolidated Balance Sheets and Other Data
(dollars in thousands)

	January 31,	April 30,
	2011	2010

Cash and cash equivalents	$ 427	$ 268
Finance receivables, net	$ 221,769	$ 205,423
Total assets	$ 276,895	$ 251,272
Total debt	$ 54,940	$ 38,766
Treasury Stock	$ 34,044	$ 17,528
Stockholders' equity	$ 181,818	$ 176,190
Shares outstanding	10,650,739	11,337,677

Finance receivables:
Principal balance	$ 281,852	$ 261,051
Deferred Revenue - Payment Protection Plan	$ (8,658)	$ (8,229)
Allowance for credit losses	$ (60,083)	(55,628)

Finance receivables, net of allowance and deferred revenue	$ 213,111	$ 197,194

Allowance as % of principal balance	22.0%	22.0%

Changes in allowance for credit losses:
	Nine Months
	Ended January 31,
	2011	2010
Balance at beginning of period	$ 55,628	$ 49,310
Provision for credit losses	52,994	46,664
Charge-offs, net of collateral recovered	(48,539)	(40,166)
Allowance related to purchased/sold accounts	--	(48)

Balance at end of period	$ 60,083	$ 55,760
CONTACT: William H. ("Hank") Henderson, CEO at (479) 464-9944
         Jeffrey A. Williams, CFO at (479) 418-8021
         T. J. ("Skip") Falgout, III, Chairman at (972) 717-3423